Exhibit 23.2

March 14, 2014

Golden Queen Mining Co. Ltd.
6411 Imperial Avenue
West Vancouver, BC V7W 2J5

Re:	Golden Queen Mining Co. Ltd. (the “Company”)
Annual Report on Form 10K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2013 (the “Annual Report”).

We hereby consent to the references to our firm and to the summary of those portions of the technical report entitled “Soledad Mountain Project Technical Report Kern County, CA”, dated October 17, 2012 that were prepared by AMEC E&C Services Inc., which appear in the Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-191478).

Yours truly,

AMEC E&C SERVICES INC.

Per:	/s/ Larry B. Smith
Authorized Signatory